Exhibit 2.1

YOUNOW, INC.

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

YouNow, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

1.    The name of this corporation is YouNow, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 18, 2011 under the name Bnow, Inc. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 9, 2011. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 12, 2012. A Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 13, 2012. A Certificate of Amendment to the Certificate of Incorporation, changing the name of the corporation to YouNow, Inc., was filed with the Secretary of State of the State of Delaware on November 19, 2012. The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 17, 2013. The Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 29, 2014. A Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 15, 2015. The Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 23, 2015. A Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 12, 2015 (collectively, the Certificate of Incorporation”).

2.    The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3.    Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Sixth Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.    This Sixth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 5th day of April 2019.

By:	/s/ Adi Sideman
Adi Sideman, President

Exhibit A
YOUNOW, INC.
SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME.

The name of the corporation is YouNow, Inc. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, in the county of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III: PURPOSE.
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV: AUTHORIZED SHARES.
The total number of shares of all classes of stock which the Corporation shall have authority to issue is 139,189,499 shares, all of which shall be designated as Common Stock of the Corporation, par value $0.001 per share.

Immediately upon the effectiveness of this Sixth Amended and Restated Certificate of Incorporation of the Corporation (this “Restated Certificate”), all of the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock (collectively, the “Converted Shares”) issued and outstanding immediately prior to the effectiveness of this Restated Certificate shall be automatically converted into shares of Common stock of the Corporation (the “Share Conversion”). The Converted Shares shall convert into shares of Common Stock based upon the following conversion ratios: (i) the shares of Series A Preferred Stock of the Corporation issued and outstanding immediately prior to the Share Conversion shall convert into Common Stock on a 1:1 basis whereby each one (1) share of Series A Preferred of the Corporation shall be converted into one (1) share of Common Stock of the Corporation; (ii) the shares of Series A-1 Preferred Stock of the Corporation issued and outstanding immediately prior to the Share Conversion shall convert into shares of Common Stock on a 1:1.7722 basis whereby each one (1) share of Series A-1 Preferred of the Corporation shall be converted into 1.7722 shares of Common Stock of the Corporation; (iii) the shares of Series A-2 Preferred Stock of the Corporation issued and outstanding immediately prior to the Share Conversion shall convert into shares of Common Stock on a 1:1.9038 basis whereby each one (1) share of Series A-2 Preferred of the Corporation shall be converted into 1.9038 shares of Common Stock of the Corporation; (iv) the shares of Series B Preferred Stock of the Corporation issued and outstanding immediately prior to the Share Conversion shall convert into shares of Common Stock on a 1:3.5172 basis whereby each one (1) share of Series B Preferred of the Corporation shall be converted into 3.5172 shares of Common Stock of the Corporation; and (v) the shares of Series B-1 Preferred Stock of the Corporation issued and outstanding immediately prior to the Share Conversion shall convert into shares of Common Stock on a 1:8.9191 basis whereby each one (1) share of Series A Preferred of the Corporation shall be converted into 8.9191 shares of Common Stock of the Corporation.

Effective immediately following the Share Conversion (the “Effective Time”), each of the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and

Series B-1 Preferred Stock shall no longer be a series of Preferred Stock of the Corporation and shall be deemed eliminated in the entirety by this Restated Certificate. As of the Effective Time, there shall be no Preferred Stock authorized by the Corporation. The Share Conversion shall be governed by the terms of that certain Preferred Stock Conversion Agreement by and between the Corporation and the stockholders named therein and dated April 3, 2019 pursuant to which the stockholders holding the requisite shares of Preferred Stock have elected to convert the Preferred Stock into shares of Common Stock pursuant to Section 3.11.1 and Section 3.11.2 of the Fifth Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the filing of this Restated Certificate.

The Share Conversion shall be deemed to have taken place automatically regardless of whether stock certificates representing the Converted Shares have been tendered to the Corporation, but from and after such Share Conversion any such certificate not tendered to the Corporation shall be deemed to evidence solely the right to receive Common Stock as set forth in the books and records of the Corporation. Without derogating from the foregoing, each holder of the Converted Shares shall surrender the certificate or certificates therefor, duly endorsed (or if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the Corporation. The Corporation shall, as soon as practicable after the conversion and the tendering of the certificates representing the Conversion Shares by the holder thereof to the Corporation, issue and deliver to such holder of Converted Shares a certificate or certificates for the number of Common Stock to which such holder shall be entitled as aforesaid.

The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Common Stock. Unless otherwise indicated, references to “Sections” in this Article IV refer to sections of this Article IV.

1.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset
Sales.

1.1    Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), the holders of shares of Common Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, pro rata based on the number of shares of Common Stock held by each such holder.

1.2    Deemed Liquidation Events.

1.2.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless at least a majority of the outstanding shares of Common Stock (voting as a single class on an as-converted basis unless otherwise set forth in an agreement between the Corporation and the stockholders of the Corporation) (collectively, the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a)    a merger, consolidation, reorganization or any similar transaction in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this Section 1.2.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or

(b)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation.

1.2.2    Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition described in this Section 1.2 shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation (the “Board”).

2.    Voting.
2.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of shares of Common Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights available shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Restated Certificate, holders of shares of Common Stock, voting together as a single class, shall have full voting rights and powers equal to the voting rights and powers of all other holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

2.2    Election of Directors. The holders of a majority of the issued and outstanding shares of Common Stock of the Corporation shall be entitled to elect up to six (6) directors to the Board. The stockholders of the Corporation shall elect, replace and dismiss these directors in accordance with the terms of that certain Voting Agreement by and between the Corporation and the stockholders and dated as of February , 2019.

3.    Dividends. If and when declared by the Board and/or ratified by the General Meeting of the stockholders (if such ratification of the stockholders is required by this Restated Certificate or applicable law), the holders of shares of Common Stock shall be entitled to receive, for each share of Common Stock held by them (on a pro rata, pari passu, non-preference basis according to the number of shares of Common Stock held by such holders), non-cumulative dividends out of any assets legally available therefore.

4.    Reserved.

5.    Waiver. Any of the rights, powers, privileges and other terms of Common Stock set forth herein may be waived on behalf of all holders of such series of Common Stock by the affirmative written consent or vote of the Requisite Holders (unless otherwise set forth in an agreement between the Corporation and the stockholders of the Corporation).

6.    Notice of Record Date. In the event:

(a)    the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Common Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Common Stock. Such notice shall be sent at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice.

7.    Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE V: PREEMPTIVE RIGHTS.
No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI: RESERVED

ARTICLE VII: BYLAW PROVISIONS.

A.    AMENDMENT OF BYLAWS. Subject to any additional vote required by this Restated Certificate, any agreement between the Corporation and the stockholders of the Corporation, or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B.    NUMBER OF DIRECTORS. Subject to any additional vote required by this Restated Certificate or any agreement between the Corporation and the stockholders of the Corporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C.    BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D.    MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VIII: DIRECTOR LIABILITY.
A.    LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B.    INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C.    MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX: CORPORATE OPPORTUNITIES.
The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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